Clipper Funds - Urgent Virtual Message

Hello, My name is ______________ and I am calling from Clipper Fund regarding the upcoming Shareholder Meeting, to be held on September 29, 2014.  As of this date, we have not received your vote on these important proposals.

Voting is very easy and will save the fund the expense of additional mailings and phone calls. By voting today you will save the fund these additional expenses.  Your vote is critical no matter how many shares you own.

You can vote by internet or touch-tone phone by following the simple instructions on your proxy voting card that you received recently in the mail or you may call us at (844) 292-8015 between 9 am – 11 pm Eastern time to cast your vote directly over the phone.

Voting will only take a minute of your time and will remove your phone number from this calling effort.  I appreciate your prompt attention to this very important matter as a valued shareholder.

Thank you for your time and your vote.